Exhibit 16.1

October 3, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE: Senmiao Technology Ltd.

We were engaged as the independent accountants for Senmiao Technology Ltd. (the “Company”) on January 17, 2017. On August 26, 2017, we were informed that we were dismissed as independent accountants of the Company. We have read the Company’s statements included under section titled ‘Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” of its amended Draft Registration Statement on Form S-1 to be confidentially submitted with the Securities and Exchange Commission and we agree with such statements.

Sincerely,

/s/ ANTON & CHIA, LLP

Anton & Chia LLP
Newport Beach, CA